News Release
FOR IMMEDIATE RELEASE

TEREX CORPORATION COMPLETES NOTE REDEMPTION

WESTPORT, CT, December 26, 2012 - Terex Corporation (NYSE: TEX) today announced that it has completed its previously announced redemption of the approximately $120 million principal amount of its 8% Senior Notes due 2017 which remained outstanding. The total cash paid was $125.8 million, and included a call premium as set forth in the indenture of 4.00% plus accrued and unpaid interest of $9.111 per $1,000 principal amount at the redemption date. These notes were originally issued in November 2007.

As previously disclosed, on November 26, 2012, approximately $680 million in aggregate principal amount of the Notes were validly tendered and accepted for purchase by the Company.

HSBC Bank USA, National Association, trustee for the Notes, acted as the paying agent for the Company in connection with this redemption.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com